UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

PECO II, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-31283	34-1605456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1376 State Route 598, Galion, Ohio	44833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 468-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A No. 1 of PECO II, Inc. (the “Company”) amends the Company’s Form 8-K, dated October 13, 2005, and filed with the SEC on October 19, 2005 (the “Original Form 8-K”) to include the Voting Agreement (as defined below) and the Support Agreement (as defined below) under Item 9.01 and a description thereof under Item 1.01. The Original Form 8-K is incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2005, PECO II, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Delta Products Corporation (“Delta”) to acquire exclusive rights to certain business and inventory of Delta’s U.S. and Canadian service provider business.

Concurrent with the execution of the Asset Purchase Agreement, the Company, together with certain of its Board members and executive officers who are significant holders of the Company’s capital stock, and Delta entered into a voting agreement (the “Voting Agreement”), which is attached hereto as Exhibit 10.1 and incorporated herein by reference, pursuant to which, effective at the closing of the Asset Purchase Agreement, the Company’s Board of Directors will appoint a designee of Delta to the Company’s Board of Directors to fill the Board’s existing Class II director vacancy. As long as Delta or an affiliate holds or has the right to acquire at least 5% of the Company’s capital stock, Delta has the right to choose a designee for election to the Company’s Board of Directors as part of the management slate of nominees for inclusion in the Company’s proxy materials relating to the election of directors. In addition, each significant holder agrees to vote his or her shares of the Company’s capital stock to elect Delta’s designee as a member of the Company’s Board of Directors and Delta agrees to vote all of its shares of the Company’s capital stock to elect the Board of Director’s designees as members of the Company’s Board of Directors. Pursuant to the terms of the Voting Agreement, Delta has the right to designate a board observer to attend all of the Board of Directors meetings in a non-voting capacity.

The Voting Agreement terminates on the earlier of: (i) the written agreement of Delta and the Company, (ii) the date Delta, or any of its affiliates (other than the Company), no longer holds or has the right to acquire at least 5% of the Company’s outstanding voting stock, (iii) the date Delta, alone or together with any of its affiliates (other than the Company), holds 45% or more of the Company’s issued and outstanding voting capital stock, (iv) the consummation of a business transaction the result of which is that the Company’s shareholders (other than Delta and its affiliates) immediately preceding such transaction hold less than 50% of the equity interests of the surviving or resulting entity of such transaction, or (v) the sale of all or substantially all of the Company’s assets.

Simultaneous with the execution of the Asset Purchase Agreement, Messrs. Matthew P. Smith and James L. Green, and their respective affiliates, executed a support agreement and irrevocable proxy (the “Support Agreement”), under which each such person agreed, severally and not jointly, to vote all of the shares of the Company’s common stock beneficially owned by such persons at any PECO II shareholders meeting or by any consensual action (i) in favor of the proposal to opt out of the Ohio Control Share Acquisition Act; (ii) in favor of the issuance of the

Primary Shares and the Warrant to Delta; (iii) in favor of the other transactions contemplated by the Asset Purchase Agreement and in favor of any other matter that could reasonably be expected to facilitate consummation of the transactions contemplated by the Asset Purchase Agreement; (iv) against any change in a majority of the members of the Company’s Board of Directors; and (v) against any other action that would impede, interfere with, delay, postpone or materially adversely affect the closing of the transactions contemplated by the Asset Purchase Agreement. Under the Support Agreement, Messrs. Smith and Green, and their respective affiliates, also granted an irrevocable proxy to two of Delta’s designees to vote all of the shares of our common stock beneficially owned by such persons in accordance with the five items in the previous sentence.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated October 13, 2005, between the Company and Delta Products Corporation.

10.1	Voting Agreement, dated October 13, 2005, between the Company, Delta Products Corporation and certain Significant Holders of the Company.

10.2	Support Agreement and Irrevocable Proxy, dated October 13, 2005, between the Company, Delta Products Corporation and certain Significant Holders of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PECO II, Inc.

Date: January 20, 2006	By:	/s/ John G. Heindel
John G. Heindel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Asset Purchase Agreement, dated October 13, 2005, between the Company and Delta Products Corporation.

10.1	Voting Agreement, dated October 13, 2005, between the Company, Delta Products Corporation and certain Significant Holders of the Company.

10.2	Support Agreement and Irrevocable Proxy, dated October 13, 2005, between the Company, Delta Products Corporation and certain Significant Holders of the Company.